REVOLVING CREDIT FACILITY AGREEMENT

Agreement dated as of April 15, 2004 between Optionable, Inc., a Delaware corporation ("Borrower"), and Mark Nordlicht, an individual ("Lender").

WITNESSETH

WHEREAS, Lender has agreed to provide to Borrower up to $100,000 in debt specifically for the purpose of funding the payroll of Borrower, at his sole option;

WHEREAS, this Agreement will replace the agreement set forth in a letter from Borrower to Lender, outlining the terms of a loan, dated April 15, 2004 (a copy of which is attached hereto as Exhibit A);

WHEREAS, Borrower expects to seek cash investments through a capital raise and has agreed to allocate funds from the proceeds of such capital raise to repay Lender;

WHEREAS, Borrower desires to borrow additional funds from Lender, and Lender desires to make such funds available to Borrower, on the terms and conditions hereinafter set forth;

WHEREAS, Lender is a founder, director and officer of Borrower and is willing to lend such funds hereunder and under the Notes (as hereinafter defined) without securing Borrower's obligations;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Commitment. Subject to the terms and conditions hereof, Lender hereby agrees to make loans (individually a "Loan" and collectively the "Loans") to the Borrower on a revolving basis in an aggregate principal amount (not including advances made prior to the date hereof) not to exceed One Hundred Thousand ($100,000) (the "Commitment"). The Commitment shall expire upon the earliest to occur of (i) August 1, 2004, (ii) Borrower's payment of all amounts due under this Agreement and the Notes or (iii) according to any terms agreed to buy both the Borrower and Lender (the date of the earliest of such occurrences being hereinafter referred to as the "Expiration Date").

2. Use of Proceeds. Borrower will use the proceeds of the Loans specifically for the purpose of funding the payroll of the Borrower.

3. Availability.

(a) Loans shall be made by Lender upon five (5) days' prior written notice from Borrower (effective upon receipt), which notice shall specify (i) the principal amount of such Loan and (ii) the account to which the proceeds of such Loan should be transferred. Lender

shall make the proceeds of each Loan available to Borrower in immediately available funds on the date of disbursement of such Loan by transfer to the account of Borrower designated in the notice with respect thereto.

(b) Within the limits of the Commitment, Borrower may borrow, repay and reborrow Loans.

4. Promissory Notes; Terms.

(a) The obligations of Borrower in respect of the Loans shall be evidenced by the Promissory Note of Borrower, dated the date hereof payable to the order of Lender in the maximum principal amount of One Hundred Thousand Dollars ($100,000) in the form of Exhibit B attached hereto (the "$100,000 Note"). The outstanding principal amount of the Loan shall be due and payable upon the earliest to occur of (i) the Expiration Date, or (ii) the 15th day after the Borrower receives cash investment(s) of at least $400,000 (the "Capital Raise"). In the event of a Capital Raise; from the first $400,000 raised, up to $100,000 received by Borrower in such Capital Raise will be payable to Lender to satisfy the obligations of this Loan. All payments by Borrower under this Agreement or the $100,000 Note shall be made in lawful money of the United States and in immediately available funds, without deduction, set-off, withholding or counterclaim.

(b) Penalties. In the event that the Borrower fails to repay Lender pursuant to Section 4(a), the loan will be considered past due and penalties will be added to the outstanding principle amount of each loan at a rate of 20% annually. All payments by Borrower under this Agreement or the $100,000 Note shall be made in lawful money of the United States and in immediately available funds, without deduction, set-off, withholding or counterclaim.

5. Prepayments; Reduction or Termination of Commitment. Borrower may, at its option, at any time and from time to time, upon two (2) Business Days' advance notice to Lender (effective upon receipt), on any Business Day prepay without penalty or premium all or any portion of the Loans and Advances. At any time on at least five (5) days' prior notice to Lender, Borrower may in whole permanently terminate or from time to time permanently reduce the Commitment. The term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York are authorized by law to close.

6. Conditions Precedent.

(a) The obligation of Lender to make additional Loans is subject to the condition that Lender shall have received the Notes duly completed, executed and delivered, as provided in Section 4.

(b) The obligation of Lender to make each other Loan is subject to the additional condition that Lender shall have received the five (5) day notice of borrowing pursuant to Section 3(a).

7. Representations and Warranties. Borrower represents, covenants and warrants to Lender that:

(a) As of the date hereof, Borrower is and thereafter will continue to be a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and duly qualified and in good standing as a foreign corporation in each jurisdiction where the nature of Borrower's business or assets therein makes such qualification necessary; and

(b) this Agreement and the Notes have each been duly authorized, executed and delivered by Borrower and constitute the legal, valid, binding and enforceable obligation of Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, moratorium or other laws relating to creditors' rights generally and by equitable principles.

8. Notices. All notices, communications, demands and requests required or permitted to be given pursuant to this Agreement or the Notes shall be given in writing, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid or by telegram, telex, telecopier or other electronic means and shall be addressed as follows:

When Lender is the intended recipient:

Mark Nordlicht
165 West End Avenue, Apt. 11N
New York, NY 10023
Email: mnord7@aol.com

When Borrower is the intended recipient:

Optionable, Inc.
555 Pleasantville Road
South Building, Suite 110
Briarcliff Manor, NY 10510
Attention: Edward O'Connor
Telecopy: 914-773-1500

Lender or Borrower may designate a new address to which notices, demands and requests required or permitted to be given pursuant to this Agreement or the Notes shall thereafter be transmitted by giving written notice to that effect to the other party. Except as expressly stated to the contrary in this Agreement, each notice, communication, demand or request transmitted in the manner described in this Section 8 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telegram, telex or other electronic

means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

9. Miscellaneous.

(a) Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the laws, rules or principles of such State regarding conflicts of laws.

(b) Benefit Assignment. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and permitted assigns. Neither Borrower nor Lender may assign any of their respective rights or delegate any of their respective duties under this Agreement without the prior written consent of the other party and any assignment or delegation of this Agreement by either party without the prior written consent of the other party shall be void.

(c) Severability; Reformation. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, unenforceable or illegal for any reason, such determination shall not affect or impair the validity, legality and enforceability of the other provisions of this Agreement which shall remain in full force and effect in the same manner and to the same extent as if the invalid, unenforceable or illegal provision had not been contained in this Agreement. If any such invalidity, unenforceability or illegality of a provision of this Agreement becomes known or apparent to any of the parties, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provision specifically and this Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Agreement generally.

(d) Headings. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

(e) Survival. Borrower's representations and warranties shall survive the making of the Loans and Advances and the execution and delivery of the Notes.

(f) Amendments and Modifications. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon any party unless such addition, cancellation, renewal, extension, modification or amendment is expressly set forth in a written instrument which is executed and delivered by all of the parties hereto by authorized representatives of each party.

(g) Waiver. No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such party by an authorized representative of such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or

for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent expressly so waived, impair, limit or restrict the exercise of such right, power or remedy.

(h) Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Borrower and Lender have caused this Agreement to be duly executed and delivered as of the date first above written.

OPTIONABLE, INC.

By:____________________________
Name: Edward J. O'Connor
Title: President

____
Mark Nordlicht

April 15, 2004

Mark Nordlicht
165 West End Ave.
Apt. 11N
New York, NY 10023

Dear Mr. Nordlicht,

I am writing you to confirm our understanding with regards to any money that you loan to Optionable for the purposes of funding the Optionable payroll. In the event that Optionable does not have the funds necessary to cover a particular payroll period, you agreed to loan the company money, interest free, solely for the purposes of funding the Optionable payroll. If such a situation arises, I will notify you promptly via email of the amount necessary to cover the payroll along with wiring instructions. We will pay back the amount of the loan(s) as soon as the funds become available. Attached, please find a copy of a schedule recording any loans that were made pursuant to this understanding. I will update the original schedule with any future loans that are made pursuant to this understanding.

Sincerely,

Edward J. O'Connor
President
Optionable, Inc.

Loan Schedule

(pursuant to April 15, 2004 letter to Mark Nordlicht)

Date of Loan	Amount of Loan	Date of Repayment	Amount of Repayment
4/12/2004	$50,000		